Exhibit No. 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-198158) of Hannon Armstrong Sustainable Infrastructure Capital, Inc.,
(2) Registration Statement (Form S-8 No. 333-230548) pertaining to the 2013 Hannon Armstrong Sustainable Infrastructure Capital, Inc. Equity Incentive Plan, and
(3) Registration Statement (Form S-3ASR No. 333-230546) of Hannon Armstrong Sustainable Infrastructure Capital, Inc.

of our report dated March 16, 2021, with respect to the combined financial statements of Hannon Armstrong’s Investments with Engie Holdings Inc. included in this Current Report on Form 8-K/A of Hannon Armstrong Sustainable Infrastructure Capital, Inc., for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Houston, Texas
March 16, 2021
Exh. 23.1-1